EXHIBIT 5

                              PROMISSORY NOTE

$600,000                                                 December 5, 1997


            FOR VALUE RECEIVED, the undersigned, Gilbert D. Scharf (the "Maker"), hereby promises to pay to the order of Niagara Corporation (the "Payee"), the principal amount of Six Hundred Thousand Dollars ($600,000), together with interest thereon as provided herein, payable at such location and on such dates as are set forth below.

            Interest on the unpaid principal amount hereof shall accrue at the rate of five and 68/100 percent (5.68%) per annum from and after the date hereof. Interest shall be payable, with respect to any principal amounts paid or prepaid, at the time of such payment or prepayment.

            The principal and interest on this Promissory Note are payable in full on December 4, 1998, provided, however, that the Maker may, at any time, prepay all or part of the unpaid principal amount hereof without premium or penalty.

            The Maker shall make installment payments of principal within five (5) days following the sale of any shares of Niagara Common Stock owned by him (including through livings trusts) made from and after the date hereof until this Note shall have been paid in full, in amounts equal to the proceeds from such sales.

            Payments of principal and interest are to be made in lawful money of the United States of America to 667 Madison Avenue, 11th Floor, New York, New York 10021 or as the Payee may designate in writing to the Maker.

            If any voluntary or involuntary proceeding shall be commenced seeking to have an order for relief entered against the Maker as a debtor or to adjudicate the Maker a bankrupt or insolvent, or seeking reorganization, adjustment, liquidation, dissolution or composition of the Maker or the Maker's debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver or trustee for the Maker, and such proceeding shall remain undismissed and unstayed for a period of sixty (60) days after the Maker has received notice thereof, then the unpaid principal amount of this Promissory Note and all interest accrued to such date shall become immediately due and payable without the necessity of any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Maker.

            This Promissory Note shall bind the Maker and his successors and assigns and shall inure to the benefit of the Payee and its successors and assigns.

            No delay, omission or waiver on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or any other right of the Payee at the same or at any prior or subsequent time.

            No amendment, modification or waiver of this Promissory Note, nor consent to any departure therefrom, shall be effective unless in writing and signed by the Payee.

            This Promissory Note shall be construed in accordance with and governed by the laws of the State of New York without regard to its conflicts of law principles.

            IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by the undersigned on the date first written above.


                                   /s/ Gilbert D. Scharf
                                  ----------------------------
                                       Gilbert D. Scharf